Exhibit 99.4

CONFIDENTIAL
WELLS FARGO CAPITAL FINANCE, LLC
12 East 49th Street, 37th Floor
New York, New York 10017-1028
January 10, 2011
Constar International Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
Attention:	Mr. J. Mark Borseth Executive Vice President and Chief Financial Officer
$60,000,000 Senior Secured Asset-Based Exit Revolving Loan Facility
Commitment Letter
Ladies and Gentlemen:
Constar International Inc. (the “Company”) has advised Wells Fargo Capital Finance, LLC (“Wells Fargo”) that (i) it is considering the filing of a voluntary Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and (ii) such proposed Chapter 11 filing of the Company and certain of its subsidiaries (collectively, the “Chapter 11 Cases”) is anticipated to be on a “pre-packaged” or “pre-arranged” basis such that there will be substantial agreement with creditors on the terms of a plan of reorganization for the Company and its subsidiaries prior to the commencement of the Chapter 11 Cases. The Company has informed Wells Fargo that the sources and uses (the “Sources and Uses”) for the foregoing are as set forth on Annex A hereto. The transactions described in the Sources and Uses are hereinafter referred to collectively as the “Transactions”. Wells Fargo acknowledges that it has received from Company counsel the current version of the Plan draft dated January 10, 2011, which is acceptable to Wells Fargo.
1. Commitments. Wells Fargo is pleased to advise the Company of its fully underwritten commitment to provide the Company, upon the confirmation by the U.S. Bankruptcy Court of a plan of reorganization of the Company substantially similar to the current version of the Plan referred to above, together with supporting documentation and amendments with respect thereto that are in each case acceptable to Wells Fargo (the “Plan”), a secured revolving loan and letter of credit facility to the reorganized Company (the “Credit Facility”), in the amount of $60,000,000, subject to the terms and conditions set forth herein, in the Summary of Principal Terms and Conditions attached to this letter (together with the exhibits thereto, the “Term Sheet”, and together with this letter and the annexes hereto, the “Commitment Letter”) and in the fee letter of even date herewith (the “Fee Letter”).

2. Titles and Roles; Syndication. While Wells Fargo has provided a commitment for the entire Credit Facility as set forth above, Wells Fargo may, prior to and/or after the execution and delivery of the definitive documentation for the Credit Facility, syndicate a portion of Wells Fargo’s commitment with respect to the Credit Facility to other lenders identified by Wells Fargo and the Company, such consent of the Company not to be unreasonably withheld, conditioned or delayed (collectively, the “Lenders”). Wells Fargo will act as sole lead arranger and sole bookrunner for such syndication. Wells Fargo will also act as the sole administrative and collateral agent for each Credit Facility (in such capacity, “Agent”). Wells Fargo may agree (with the approval of the Company, such approval not to be unreasonably withheld, conditioned or delayed) to appoint additional agents or co-agents and grant additional titles, with such compensation thereto as Wells Fargo may determine to provide (but not requiring any additional amounts from the Company); provided, that, Wells Fargo shall retain the titles of sole lead arranger and sole bookrunner, and Wells Fargo shall retain the titles of sole administrative agent and sole collateral agent and any such other agent or co-agent or holder of a title shall not have any duties or responsibilities, except as Wells Fargo and the Company may expressly agree. Wells Fargo will have “left” and highest placement in the information memoranda and all marketing materials and other documentation used in connection with the Credit Facility. It is understood and agreed the commitment of Wells Fargo to provide the entire principal amount of the Credit Facility in accordance with the terms and conditions hereof shall not be reduced, released or subject to novation prior to the occurrence of the Closing Date described in the Term Sheet and the initial borrowing under the Credit Facility as a result of the acceptance by Wells Fargo or any Lender of any commitment from any other prospective Lender to provide all or any portion of the Credit Facility.
3. Expenses and Indemnification. The Company agrees (a) to pay or reimburse all reasonable, documented out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of outside counsel, reasonable consultant costs and expenses, filing and recording fees, and reasonable costs and expenses associated with due diligence, travel, appraisals, valuations, audits, and syndication) (the “Expenses”) incurred by or on behalf of Wells Fargo (whether before, on, or after the date hereof) in connection with (i) legal and business due diligence, (ii) the preparation, negotiation, execution, and delivery of this Commitment Letter and any and all documentation for the Credit Facility, and (iii) the enforcement of any of Wells Fargo’s rights and remedies under this Commitment Letter, in each case irrespective of whether any of the Transactions are consummated; and (b) to indemnify, defend, and hold harmless Wells Fargo, each of its affiliates, and each of their officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Annex B hereto.
4. Fees and Deposit. The Company agrees to pay the fees set forth on Exhibit A-1 to the Term Sheet and in the Fee Letter to Wells Fargo, in immediately available funds, as and when indicated therein. The Company has paid to Wells Fargo a deposit in the amount of $150,000 (the “Deposit”), to fund, without limitation upon the obligations of the Company under paragraph 3 above, the reimbursement of Expenses incurred by or on behalf of Wells Fargo. Wells Fargo may from time to time request additions to the Deposit if it appears that the Expenses are likely to exceed the unused portion of the Deposit and the Company agrees to provide such additions to the Deposit. The Deposit will not be segregated, may be commingled with other funds of Wells Fargo, and the Company will not be entitled to receive interest on the Deposit. If (a) the Company declines to continue pursuing a Credit Facility, Wells Fargo shall be entitled to retain any unused amount of the Deposit, or (b) if the Credit Facility is closed and funded, any unused portion of the Deposit will be returned by Wells Fargo to the Company.
5. Conditions. The commitment of Wells Fargo to provide the Credit Facility shall be subject to (a) the negotiation, execution and delivery of definitive documentation customary for transactions of this type and consistent with the terms and conditions set forth herein and in the Term Sheet (the “Loan Documents”), in form and substance reasonably satisfactory to Wells Fargo, (b) since November 30, 2010, there has not occurred any material adverse change with respect to the business, operations, profits or assets of the Loan Parties (as defined in the Term Sheet) taken as a whole, as determined by Wells Fargo in its reasonable discretion (it being understood that the commencement of the Chapter 11 Cases, any defaults under agreements that have no effect under the terms of the Bankruptcy Code as a result of the commencement thereof, reduction in payment terms by suppliers, and reclamation claims shall not be deemed a material adverse change), (c) the absence of any change, event, development, circumstance or information that calls into question in any material respect the Projections supplied to Wells Fargo prior to the date hereto or any of the material assumptions on which the Projections were prepared, (d) the absence of any change, in any material respect, to the Sources and Uses, (e) the absence of any materially adverse information or other matter materially adversely affecting the Loan Parties or that is materially inconsistent with any information or other matter disclosed to Wells Fargo prior to the date hereof, and (f) the performance of the obligations of the Company set forth herein, in the Term Sheet, and in the Fee Letter, and the satisfaction of the conditions set forth herein, in the Term Sheet, and in the Fee Letter.

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6. Confidentiality.
The Company agrees that this Commitment Letter (including the Term Sheet) is for its confidential use only and that neither its existence, nor the terms hereof, will be disclosed by it to any person other than its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transactions contemplated hereby and on a confidential basis. The foregoing notwithstanding, the Company may (i) provide a copy hereof (including the Term Sheet) to its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transactions and on a confidential basis), and to the holders of the Floating Rate Note Claims (as defined in the Plan), their prospective assigns, potential and actual providers of any debtor-in-possession financing facility and their prospective assigns, and each of their affiliates, and each of their officers, directors, employees, accountants, attorneys and other advisors and (ii) following its acceptance of this Commitment Letter in accordance herewith and its return of an executed counterpart of this Commitment Letter to Wells Fargo, file or make such other public disclosures of the terms and conditions hereof (including the Term Sheet, but not including the Annex A-1 or the Fee Letter) to the Bankruptcy Court and as it is required by law, in the opinion of the Company’s counsel, to make or in filings with any court or other regulatory body or the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.
Wells Fargo agrees that except as hereinafter provided, all information regarding the Company and its subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Wells Fargo in a confidential manner, and shall not be disclosed by Wells Fargo to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to Wells Fargo on a “need to know” basis in connection with Transactions contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of Wells Fargo, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (iii) to regulatory authorities with jurisdiction over Wells Fargo and its affiliates, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to by the Company, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Wells Fargo), (viii) in connection with any proposed assignment or participation of Wells Fargo’s interest in the Credit Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this paragraph, and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than the Company, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than the Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide the Company with prior notice thereof.

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Anything to the contrary in this Commitment Letter notwithstanding, the Company agrees that (i) Wells Fargo shall have the right to provide information concerning the Credit Facility to loan syndication and reporting services, and (ii) the Projections and all other information provided by or on behalf of the Company and its affiliates to Wells Fargo regarding the Company and its affiliates, and the Transactions may be disseminated by or on behalf of Wells Fargo to prospective lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with Wells Fargo’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). The Company hereby further authorizes Wells Fargo to download copies of Company’s logos from its respective websites and post copies thereof on an Intralinks® or similar workspace and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Credit Facility.
7. Information. Wells Fargo is relying on the accuracy of the information furnished to it by or on behalf of the Company and its affiliates, without independent verification thereof. The Company acknowledges that it is a condition precedent to the funding of the Credit Facility that (a) all written information (other than forward looking information and projections of future financial performance) concerning the Company and its subsidiaries, but not information of a general economic or general industry nature (the “Information”) that has been, or is hereafter, made available by or on behalf of the Company or its affiliates is, or when delivered shall be, when considered as a whole and taken in combination with the Company’s public filings with the Securities and Exchange Commission, complete and correct in all material respects and does not, or shall not when delivered, and taken in combination with the Company’s public filings with the Securities and Exchange Commission and considered as a whole, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all projections that have been or are hereafter made available by or on behalf of the Company or its affiliates are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by the Company to be reasonable at the time such projections were prepared; it being recognized by Wells Fargo that projections of future events are not to be viewed as facts or guarantees of future performance and actual results may vary significantly from projected results.
8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
The Company acknowledges that Wells Fargo or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. The Company also acknowledges that Wells Fargo does not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Company, confidential information obtained by Wells Fargo from other companies.
The Company further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company and Wells Fargo is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Wells Fargo or one or more of its affiliates has advised or is advising the Company on other matters, (b) Wells Fargo and the Company have an arms-length business relationship that does not directly or indirectly give rise to, nor does the Company rely on, any fiduciary duty on the part of Wells Fargo, (c) the Company is capable of evaluating and understanding, and each understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) the Company has been advised that Wells Fargo or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from its interests and that Wells Fargo does not have any obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship, and (e) the Company waives, to the fullest extent permitted by law, any claims it may have against Wells Fargo for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Wells Fargo shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including its stockholders, employees or creditors.

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The Company further acknowledges that one or more of Wells Fargo’s affiliates are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Wells Fargo or one or more of Wells Fargo’s affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other companies with which the Company may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by Wells Fargo or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
Wells Fargo acknowledges that the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and that the federal securities law may prohibit any person who has received from the Company or its officers, directors, employees, agents, representatives or advisors any material, non-public information concerning the Company from purchasing or selling securities of the Company or disclosing such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
9. Governing Law, Etc. This Commitment Letter (including the Term Sheet), and any claim or dispute concerning the subject matter hereof or thereof shall be governed by, and construed in accordance with, the laws of the State of New York (but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York. Each of the parties hereto consents to the exclusive jurisdiction and venue of the federal and/or state courts located in New York, New York. This Commitment Letter (including the Term Sheet) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended, supplemented, or modified except in a writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter shall not be assignable by the Company without the prior written consent of Wells Fargo or, without limitation upon the rights of Wells Fargo with respect to syndication and participation of interests in the Credit Facility, by Wells Fargo without the prior written consent of the Company (any purported assignment without such consent shall be null and void), except with respect to the consent rights referred to in paragraph 13 below, is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons (including the reorganized Company pursuant to the Plan). In the event that this Commitment Letter is terminated or expires, the Expenses and Indemnification, Fees and Deposit, Confidentiality, Sharing Information; Absence of Fiduciary Relationship; Affiliate Transactions, Governing Law, Etc., and Waiver of Jury Trial provisions hereof shall survive such termination or expiration. Anything contained herein to the contrary notwithstanding, the obligations of the Company under this Commitment Letter, other than the obligations of the Company under the paragraph captioned “Syndication”, shall terminate at the time of the execution and delivery of the Loan Documents (as defined in the Term Sheet).

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10. Waiver of Jury Trial. To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment Letter or the Transactions or the actions of Wells Fargo or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.
11. Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such person in accordance with the Act.
12. Acceptance and Termination. This Commitment Letter will be of no force and effect unless a counterpart hereof is accepted and agreed to by the Company and, as so accepted and agreed to, received by Wells Fargo, together with the Fee Letter as duly authorized, executed and delivered by the Company, by 5 p.m. (Eastern time) on the date that the Bankruptcy Court authorizes the Company to enter into the transactions contemplated hereby and to pay the fees referred to in the Fee Letter. The commitment of Wells Fargo under this Commitment Letter, if timely accepted and agreed to by the Company, will terminate upon July 15, 2011 or such later date as may be agreed upon in writing by Wells Fargo and the Company, if the initial borrowings under the Credit Facility have not occurred on or prior to such date.
13. Acknowledgment; Consent Rights. The Company acknowledges and confirms that it has caused the Consenting Noteholders (as defined in the Plan), the holders of a majority of the outstanding obligations and commitments under the debtor-in-possession note purchase facility, and the agent therefor (collectively, the “Equity Parties”), each to review this Commitment Letter and the Fee Letter and that this Commitment Letter and the Fee Letter is acceptable to each of the Equity Parties. Wells Fargo recognizes that any material departure from the terms of this Commitment Letter and/or the Fee Letter may require the consent and approval of some or all of the Equity Parties.
14. Documentation; Process. Agent agrees to use commercially reasonable efforts to cause its counsel to prepare initial drafts of the material documentation with respect to the Credit Facility within thirty (30) days of the approval by the Bankruptcy Court of the execution and delivery by the Company of this Commitment Letter and the Fee Letter (and the payment of amounts thereunder); provided, that, the Company and its representatives and agents shall have cooperated in disclosing information with respect to the Company as contemplated hereby.
If the Company accepts and agrees to the foregoing, please so indicate by executing the enclosed copy of this letter and returning it to Wells Fargo.

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We look forward to continuing to work with you to complete this transaction.

Very truly yours,

WELLS FARGO CAPITAL FINANCE, LLC

By:	/S/ Deirdre A. Martini
Title: Managing Director

The provisions of this Commitment Letter are agreed to and accepted on January 11, 2011:

CONSTAR INTERNATIONAL INC.

By:	/S/ J. Mark Borseth
Title: EVP &CFO

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ANNEX A
Sources and Uses
To be provided by the Company to Agent not more than fifteen (15) days or less than five (5) days before the Closing Date.

Annex A-1

ANNEX B
Indemnification Provisions
To the fullest extent permitted by applicable law, Constar International Inc. (the “Indemnifying Party”) agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions, (b) the Commitment Letter or the Credit Facility, or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by Indemnifying Party or Company, or any of their subsidiaries or affiliates, or any other person in connection with the Transactions or the Commitment Letter; provided, that, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person.
These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.
If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, that, any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. Wells Fargo, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Party shall pay the fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of Wells Fargo, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.

Annex B-1

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.
Neither expiration nor termination of Wells Fargo’s commitments under the Commitment Letter or funding or repayment of the loans under the Credit Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect. Upon the execution of definitive documentation for the Credit Facility, the indemnification provisions contained therein shall control.

Annex B-2

CONFIDENTIAL
EXHIBIT A
Wells Fargo Capital Finance, LLC
CONSTAR INTERNATIONAL INC.
$60,000,000 Senior Secured Asset-Based Exit Revolving Loan Facility
(the “Credit Facility”)
Summary of Principal Terms and Conditions
January 10, 2011
This Summary of Principal Terms and Conditions (“Term Sheet”) is part of the commitment letter, dated January 11, 2011 (together with this Term Sheet and all exhibits hereto and the annexes thereto, the “Commitment Letter”) addressed to Constar International Inc. by Wells Fargo Capital Finance, LLC (“Wells Fargo”).

Borrowers:	Constar, Inc. (the “Company”) and/or any operating subsidiaries of the Parent organized under the laws of a jurisdiction in the United States (collectively, the “US Borrowers”) and Constar International U.K. Limited, a company organized under the laws of England and Wales (the “UK Borrower”, collectively, with the Company and other US Borrowers, the “Borrowers”), in each case with assets to be included in the Borrowing Base, each as a reorganized company for the Credit Facility.

Guarantors:	Parent and all of Parent’s present and future North American subsidiaries that are not Borrowers (collectively, the “Guarantors”), in the case of such subsidiaries that are organized under the laws of a jurisdiction in the United States, each as a reorganized company for the Credit Facility as applicable; provided, that, Constar International Holland (Plastics) B.V., Constar Plastics of Italy S.R.L. and such other non-U.S., non-Canadian subsidiaries shall not be Guarantors. Such Guarantors, together with Borrowers, are referred to herein each as a “Loan Party” and collectively, as the “Loan Parties”.

Sole Lead Arranger and Sole Lead Bookrunner:	Wells Fargo Capital Finance, LLC (in such capacity, “Arranger”).

Administrative and Collateral Agent:	Wells Fargo Capital Finance, LLC (in such capacity, “Agent”).

Exhibit A-1

Lenders:	Wells Fargo Capital Finance, LLC and such other institutions that may become parties to the financing arrangements as Lenders in accordance with the Loan Documents (collectively, “Lenders”).

Swingline Lender:	Wells Fargo Capital Finance, LLC (in such capacity, “Swingline Lender”).

Letter of Credit Issuer:	Wells Fargo Bank, N.A. (“Issuing Bank”).

Credit Facility:	The Credit Facility will consist of:

(a) a senior secured revolving credit and letter of credit facility of up to $60,000,000 provided to Borrowers, each as a reorganized company upon the effectiveness of the Plan approved by the Bankruptcy Court (the “Credit Facility”).

The revolving loans under the Credit Facility (“Revolving Loans”) of up to $60,000,000 (the “Maximum Credit”) will be subject to the Borrowing Base and other terms described below, with a portion of the Credit Facility available for letters of credit issued by the Issuing Bank and arranged for by Agent (“LCs”), with a sublimit on LCs outstanding at any time of $15,000,000 and a portion of the Credit Facility available as swing line loans (“Swingline Loans”) with a sublimit on Swingline Loans outstanding at any time of $15,000,000. The term “Revolving Loans” as used herein includes Swingline Loans, except as otherwise provided herein.

LCs will be issued by the Issuing Bank and Swingline Loans will be made available by the Swingline Lender and each Lender will purchase an irrevocable and unconditional participation in each LC and Swingline Loan.

Revolving Loans may be drawn, repaid and reborrowed.

The Credit Facility may, to the extent that Agent and Company may agree, be structured with a separate revolving loan facility to be provided in Euros and Sterling to the UK Borrower of up to the equivalent of $10,000,000, in each case as Agent and the Company may agree and subject to such additional or other terms and conditions as Agent and the Company may agree. Such facilities would, together with the facility provided to the US Borrowers would, in the aggregate, equal the Maximum Credit. All references to “$” herein are to the lawful currency of the United States of America.

Exhibit A-2

Facility Increase:	The Company will have the option to increase the Maximum Credit (a “Facility Increase”) by up to an aggregate amount of $20,000,000 for all Facility Increases, subject in each case to the following: (i) as of the date of any such increase and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing, (ii) each such Facility Increase shall be in a minimum amount equal to $5,000,000, (iii) there shall be no more than 3 of such increases, (iv) no Lender shall be required to provide additional commitments for such Facility Increase, (v) such Facility Increase shall be subject to obtaining such additional commitments of Lenders or such other financial institutions as Agent may identify or are identified to Agent and are reasonably acceptable to Agent, as may be required, (vi) the terms of such Facility Increase shall be the same as for all other Revolving Loans and (viii) certain procedures to be agreed to by the parties and set forth in the Loan Documents (and including the payment of applicable fees in respect of such increase and the offering of such additional commitments to existing Lenders before seeking additional Lenders). In the event that Borrowers exercise such option, each of the references to Excess Availability in this Term Sheet will be increased so that the ratio of the Excess Availability to the Maximum Credit as so increased remains the same as prior to such increase.

Borrowing Base:	Revolving Loans and LCs will be provided to Borrowers in accordance with the Loan Documents, subject to availability under the Borrowing Base, which will be calculated as follows:

(a) 85% of the net amount of eligible accounts of Borrowers other than UK Borrower; plus

(b)   the lesser of (i) 65% multiplied by the value of the eligible inventory of Borrowers other than UK Borrower, or (ii) the sum of 85% of the Net Recovery Percentage of each category of eligible inventory of Borrowers other than UK Borrowers multiplied by the value thereof; plus

(c)   the lesser of: (i) (A) 85% of the net amount of eligible accounts of UK Borrower, plus (B) the least of (1) 65% multiplied by the value of the eligible inventory of UK Borrower, (2) the sum of 85% of the Net Recovery Percentage of each category of eligible inventory of UK Borrower multiplied by the value thereof and (3) $11,250,000, or (ii) $25,000,000, minus

(d) applicable reserves established by Agent in it Permitted Discretion (as defined below).

Wells Fargo acknowledges that the Borrowing Base is anticipated to be substantially in the form of Borrowing Base attached as Exhibit C.

The sublimits applicable to the Borrowing Base of UK Borrower referred to above may be adjusted by Agent based upon the condition of UK Borrower and its assets as of the Closing Date and the results of Agent’s legal and financial due diligence.

The “value” of each category of eligible inventory will be determined at the lower of cost or market, with cost determined under the first-in, first-out method without regard to intercompany profit or increases for currency exchange rates.

Exhibit A-3

The amount of the “Net Recovery Cost Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the eligible inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable inventory appraisal received by Agent in accordance with the requirements of the Loan Documents, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the original cost of the aggregate amount of the eligible inventory subject to such appraisal.

The term “Permitted Discretion” as used in this Term Sheet with reference to Agent, shall mean a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

Optional Prepayments:	Revolving Loans may be prepaid, in whole or in part, and commitments may be reduced at the Company’s option, without premium or penalty (but including all breakage or similar costs) for any such prepayments other than on the last day of an interest period.

Mandatory Prepayments:	Borrowers will be required within two (2) days to repay Revolving Loans to the extent that Revolving Loans and LCs exceed the lesser of the Borrowing Base then in effect or the Maximum Credit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs), on the customary terms of Agent.

In addition, subject to and in accordance with the terms of the Intercreditor Agreement, Borrowers will be required to repay obligations under the Credit Facility (a) in an amount equal to 100% of the net cash proceeds of asset dispositions in respect of Revolving Loan Priority Collateral (other than from casualty losses or condemnation and subject to exceptions and reinvestment rights to be mutually agreed upon); (b) in an amount equal to 100% of the net cash proceeds of any debt issued by the Company or its subsidiaries (other than certain permitted debt); (c) in an amount equal to 100% of the net cash proceeds of casualty insurance and condemnation receipts received by the Company or its subsidiaries with respect to Revolving Loan Priority Collateral; provided, that, such proceeds may be reinvested within a period to be agreed subject to reinvestment provisions to be agreed; (d) in amount equal to 100% of the net proceeds of extraordinary receipts (such term to be defined) in respect of Revolving Loan Priority Collateral. The foregoing repayments are not intended to reduce the Maximum Credit under the Credit Facility and amounts so repaid will be available to be reborrowed, subject to the terms and conditions of the Loan Agreement. The mandatory prepayment provisions of the Credit Facility shall be subject to the negotiation of appropriate intercreditor arrangements.

Exhibit A-4

Use of Proceeds:	The proceeds of the Credit Facility will be used to repay the outstanding allowed administrative expenses and allowed claims all in accordance with the Plan (including all obligations under the debtor-in-possession note purchase facility), and other debt to be specified, or costs, expenses and fees in connection with the Credit Facility in accordance with the Plan and for working capital of Borrowers and other proper corporate purposes.

Fees and Interest:	See Exhibits A-1 and A-2.

Term:	Four (4) years from the Closing Date.

Closing Date:	The date on or before July 15, 2011 on which the borrowings under the Credit Facility are made.

Collateral:	To secure all obligations of each Loan Party under the Credit Facility:

(a) first priority (subject to certain specified permitted liens), perfected security interests in and liens (and in the case of UK Borrower, first ranking fixed and floating charge) upon all of each Loan Party’s present and future assets and properties (subject to such limitations and exceptions as may be agreed) consisting of the following (collectively, the “Revolving Loan Priority Collateral”): (i) accounts (other than accounts arising under contracts for sale of Term Loan Priority Collateral as such term is defined below), (ii) chattel paper, (iii) deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein, but not any identifiable proceeds of Term Loan Priority Collateral), (iv) all inventory, (v) to the extent evidencing, governing, securing or otherwise related to any of the foregoing and the other Revolving Loan Priority Collateral, all documents, general intangibles, instruments, investment property, commercial tort claims, letters of credit, supporting obligations and letter of credit rights, (vi) all books and records related to the foregoing and (vii) all proceeds with respect to any of the foregoing (including insurance proceeds), and

(b) second priority (subject to certain specified permitted liens), perfected security interests in and liens (and in the case of UK Borrower, second ranking fixed and floating charge) upon all of each Loan Party’s present and future assets and properties (subject to such limitations and exceptions as may be agreed) consisting of the following (collectively, the “Term Loan Priority Collateral”): (i) investment property, documents, general intangibles (including intellectual property), equipment, real property (owned and leased), instruments, letter of credit rights, commercial tort claims and other assets not constituting Revolving Loan Priority Collateral, (ii) all books and records relating to the foregoing and (iii) all proceeds relating to the foregoing (provided, that, notwithstanding anything to the contrary contained in this clause (b), in no event shall any of the Term Loan Priority Collateral include any assets described in clause (a)(v) above).

Exhibit A-5

Extraordinary receipts constituting proceeds of judgments relating to any of the property referred to in clause (a) above, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall constitute Revolving Loan Priority Collateral.

The Revolving Loan Priority Collateral will be subject to a second priority perfected security interest and lien securing the obligations under the Term Facility (as defined below).

Intercreditor arrangements between the Agent and the agent under the Term Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which will be in form and substance reasonably satisfactory to Agent, the Company and the collateral agent under the Term Facility.

The “Term Facility” means collectively (a) one or more facilities evidencing the DIP Facility Rollover Amount (as defined in the Plan) and (b) one or more facilities evidencing the New Notes to be issued under the Plan on terms and conditions set forth in the Plan and other terms and conditions reasonably satisfactory to Agent and subject to the Intercreditor Agreement.

The obligations secured may include hedging and bank product obligations of Borrowers and Guarantors where a Lender or an affiliate of a Lender is a counterparty.

Cash Management:	Borrowers and Guarantors shall establish, not later than 90 days after the Closing Date (or such later date as Agent may agree in its discretion), a cash management system at Wells Fargo Bank, N.A. or one of its affiliates (and for certain local deposit accounts with such other institutions as are reasonably acceptable to Agent) in form and substance reasonably satisfactory to Agent and which is anticipated to be substantially consistent with the Company’s and its subsidiaries’ current cash management system.

As of the Closing Date, the Loan Parties shall establish a cash management system in form and substance reasonably satisfactory to Agent. Funds of US Borrowers shall be remitted to Agent for application to the obligations upon a Cash Dominion Event.

“Cash Dominion Event” means at any time an event of default exists or has occurred and is continuing or Excess Availability is less than 12.5% of the Maximum Credit. The occurrence of a Cash Dominion Event shall be deemed to exist and to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds 12.5% of the Maximum Credit for 60 consecutive days, in which event a Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than such amount; provided, that, a Cash Dominion Event may not be cured as contemplated by this sentence more than 2 times in any 12 month period or more than 5 times during the term of the Credit Facility.

Borrowers shall offer the Lenders (or one or more of their affiliates) the first opportunity to bid for all interest rate protection and currency hedge agreements for so long as the Credit Facility is in effect.

Exhibit A-6

The term “Excess Availability” as used in this Term Sheet means the lesser of the Borrowing Base or the Maximum Credit, minus Revolving Loans and the LCs under the Loan Documents plus, with respect to such term as applied on the Closing Date only, past due payables that are past due by more than a number of days to be determined (and with the due date determined in accordance with customary practices and other than payables being contested or disputed by Borrowers in good faith).

Documentation:	Definitive loan documentation (collectively, the “Loan Documents”), including a credit agreement, security agreements, debentures, pledge agreements, mortgages, guarantees, control agreements, intercreditor and subordination agreements, UCC financing statements, collateral access agreements for leased and third party locations, customary opinion letters of counsel to Borrowers and Guarantors, evidence of insurance coverage and a lender’s loss payee endorsement in favor of Agent as to casualty and business interruption insurance, and mortgagee’s title insurance by a company and agent acceptable to Agent and other agreements and documents related to the foregoing (some of which may be delivered post-closing as Agent may determine in its discretion), as to all of the foregoing, each in form and substance satisfactory to Agent and the Company.

Representations and Warranties:	Usual and customary for facilities of this nature and as otherwise appropriate for the business and circumstances of Borrowers and Guarantors, subject to materiality and other negotiated limitations, including, but not limited to, representations and warranties concerning: corporate existence and good standing, power and authority; accuracy of financial information; absence of material adverse changes; no default; enforceability; necessary consents, insurance; solvency; capital structure; senior debt status; collateral matters, including, without limitation, locations of jurisdiction of organization, chief executive office and Collateral, perfection and priority of Agent’s security interests and charges; ownership of properties, and absence of other liens (except for permitted liens as specifically agreed to by Agent); filing of tax returns and payment of taxes; absence of material litigation or investigations; compliance with other agreements and applicable law, regulation, etc., including without limitation, Regulations T, U and X, Investment Company Act, the Patriot Act, environmental laws and OFAC; identification of bank accounts; environmental matters; employee benefit matters; payables practices; material contracts; no restrictions on subsidiaries; labor disputes; intellectual property (including license agreements); Parent as holding company; accuracy and completeness of information furnished to Agent; survival and continuing nature of representations and warranties.

The Loan Documents will include additional representations and warranties with respect to the Plan, its consummation and related bankruptcy matters.

Exhibit A-7

Affirmative Covenants:	Usual and customary for facilities of this nature and as otherwise appropriate for the business and circumstances of Borrowers and Guarantors, subject to materiality and other negotiated limitations, including, but not limited to, affirmative covenants concerning: use of proceeds; maintenance of corporate existence and rights; maintenance of books and records; maintenance of material contracts, necessary consents, approvals, license and permits; requirements for new locations; compliance with laws; performance of obligations; maintenance of properties in good repair; insurance; Agent’s rights to inspect books and properties; payment of taxes and claims; delivery of financial statements, financial projections, management letters and other information; collateral matters, including, without limitation, reporting, notices and appraisal requirements; bankruptcy matters; and further assurances.

Negative Covenants:	Usual and customary for facilities of this nature and as otherwise appropriate for the business and circumstances of Borrowers and Guarantors, subject to materiality and other negotiated limitations, including, but not limited to, limitations on: dividends, distributions, redemptions and repurchases of capital stock; incurrence of debt (including capital leases) and guarantees; repurchases or prepayment of debt; creation or suffering of liens, encumbrances and charges; loans, investments and acquisitions; hedge agreements; affiliate transactions; changes in the conduct of business from the business as conducted at closing, fiscal year or accounting practices; asset sales, mergers, consolidations and other fundamental changes; capital expenditures; restrictions affecting subsidiaries; amendments of organizational documents and material contracts; and bankruptcy matters.

Financial Covenant:	In the event that at any time Excess Availability is less than 12.5% of the Maximum Credit, a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 to be calculated monthly, based on the 12 immediately preceding months or such lesser number of months as may have elapsed since the Closing Date, for which Agent has received financial statements. The “Interest Expense” component of the definition of “Fixed Charges” will not, for purposes of calculating the Fixed Charge Coverage Ratio include, to the extent treated as interest in accordance with GAAP, non-cash amounts in connection with borrowed money consisting of paid-in-kind interest.

Collateral Reporting:	Collateral reporting shall be usual and customary for facilities of this nature and as may be deemed appropriate by Agent including,

(a) monthly borrowing base certificates, unless (i) Excess Availability is less than 12.5% of the Maximum Credit or (ii) a default or an event of default has occurred and is continuing, then weekly;

Exhibit A-8

(b) (i) no more than 2 field examinations in any 12 month period at the expense of Borrowers so long as Excess Availability during such 12 months is not less than 12.5% of the Maximum Credit, (ii) no more than 3 field examinations in any 12 month period at the expense of Borrowers if at any time Excess Availability during such 12 months is less than such amount, and (iii) such other field examinations as Agent may request at any time a default or an event of default exists or has occurred and is continuing at the expense of Borrowers or otherwise at any other times at the expense of Agent and Lenders; and

(c) (i) no more than 2 appraisals in any 12 month period at the expense of Borrowers so long as Excess Availability during such 12 months is not less than 12.5% of the Maximum Credit, (ii) no more than 3 appraisals in any 12 month period at the expense of Borrowers if at any time Excess Availability during such 12 months is less than such amount, and (iii) such other appraisals as Agent may request at any time an event of default exists or has occurred and is continuing at the expense of Borrowers or otherwise at any other times at the expense of Agent and Lenders; and

(d) other collateral reports to be agreed.

Financial Reporting:	Usual and customary for facilities of this nature and those additional items deemed appropriate by Agent for this transaction, including monthly financial statements and annual audited financial statements and projections.

Events of Default:	Usual and customary for facilities of this nature and as otherwise appropriate for the business and circumstances of Borrowers and Guarantors, with cure periods, thresholds and exceptions to be agreed upon by the parties, including, but not limited to, the following events of default: payment and performance defaults under any of the Loan Documents, cross-defaults to other indebtedness and documents, breach of representations and warranties, insolvency, voluntary and involuntary bankruptcy, judgments and attachments, revocation of any guaranty, dissolution, change in control, impairment of a material portion of the security, ERISA, actual or asserted invalidity or unenforceability of any Loan Documents or liens securing obligations under the Loan Documents (except as a result of the determination of Agent not to perfect its security interest in a particular item of Collateral), material uninsured loss, indictment by any governmental authority under any criminal statute or where forfeiture of a material portion of the collateral is a remedy.

In addition, the events of default will include the following: any failure by Borrowers or Guarantors to observe or perform any of the material terms or conditions of any material order, stipulation, or other arrangement entered by or with the Bankruptcy Court in the Chapter 11 Cases or otherwise under or in connection with the Plan; any material provision of the Confirmation Order (as defined on Exhibit B hereto) shall be vacated, reversed or stayed or modified or amended, without the consent of Agent.

Exhibit A-9

Conditions Precedent to All Borrowings:	The conditions to all Revolving Loans and LCs will consist of (a) prior written notice of the request for the Revolving Loan or LC in accordance with the procedures set out in the Loan Documents, (b) the accuracy of representations and warranties in the Loan Documents in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Revolving Loan or the issuance (or amendment or extension) of the LC, and (d) after giving effect to the requested Revolving Loan or LC, the outstanding Revolving Loans and LCs will not exceed the lesser of the Maximum Credit or the Borrowing Base as then in effect.

Conditions Precedent to Initial Borrowings:	The conditions precedent to the initial borrowings under the Credit Facility will consist of the Conditions Precedent to All Borrowings and those conditions precedent customarily required by Agent in similar financings including, without limitation, the conditions set forth on Exhibit B to this Term Sheet.

Assignments; Participations:	Each Lender will be permitted to make assignments of the Revolving Loans in a minimum amount equal to $5,000,000 to other institutions approved by Agent and the Company, which approvals shall not be unreasonably withheld, conditioned or delayed; provided, that, (i) the approval of the Company shall not be required at any time that a default or event of default exists or has occurred and is continuing, and (ii) the approval of the Company shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, to any Approved Fund (as such term will be defined in the Loan Documents), or for any participation. No assignment or participation may be made to: (a) natural persons, (b) unless an event of default shall exist or have occurred and be continuing, any direct competitor of a Borrower, Guarantor or any of their affiliates or subsidiaries, (c) any Borrower or Guarantor or any of their affiliates or any holder of any other debt of a Borrower or Guarantor other than, in the case of any such affiliate or holder, a financial institution (including commercial finance company), investment fund or managed account, holding such other debt in the ordinary course of business, in the case of any such holder and, in the case of any such affiliate or holder, subject to such limitations with respect to the amount of debt under the Credit Facility that may be held by it, restrictions on voting rights and access to information under the Credit Facility and such other matters as Agent may reasonably require.

Amendments and Waivers:	Amendments, waivers and consents with respect to the provisions of the Loan Documents will require the approval of Agent and Required Lenders, except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in the commitment of such Lender, (ii) reductions of principal, interest, fees or other amounts payable to such Lender, (iii) extensions of scheduled maturities or times for payment and (iv) reductions in the voting percentages, and (b) the consent of all Lenders will be required with respect to: (i) modification of any of the voting percentages, (ii) modification of the pro rata sharing requirements of the Loan Documents, (iii) permitting any Borrower or Guarantor to assign its rights under the Loan Documents, (iv) releases of all or substantially all of the value of the Collateral or guarantees (other than in connection with transactions permitted pursuant to the Loan Documents), and (v) changes to the provisions of the Loan Documents related to priority of application of payments to the extent such changes would adversely affect Lenders. Other matters may be subject to the approval of all Lenders or the Lenders affected thereby. Matters affecting the Agent, the Swingline Lender or the Issuing Bank shall require the approval of such party.

Exhibit A-10

On any date of determination, “Required Lenders” means those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Credit Facility, or if the commitments have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Credit Facility.

Expenses, Waivers and Indemnity:	Borrowers will, from and after closing, and upon Agent’s demand, pay all of the reasonable, documented out-of-pocket expenses and customary administrative charges incurred by Agent, including, without limitation, appraisal fees, legal costs and expenses of Agent, filing and search charges, recording taxes and field examination charges and expenses (including a charge at the then standard rate of Agent per person per day for the examiners of Agent in the field and in the office, plus other out-of-pocket expenses).

Waivers to include, but not be limited to a waiver by Agent, Lenders and each Borrower and Guarantor of its rights to jury trial; waiver by each Borrower and Guarantor of claims for special, punitive, indirect or consequential damages in respect of any breach or alleged breach by any Agent or any Lender of any of the Loan Documents (other than resulting from gross negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction).

Loan Parties shall indemnify and hold harmless Agent, Arranger, Lenders and Issuing Bank and their respective directors, officers, agent, representatives and employees from and against all losses, claims, damages, expenses, or liabilities including, but not limited to, legal costs and expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the Credit Facility or the relationship between Agent, Arranger, any Lender or Issuing Bank and any Loan Party, except as to any such indemnitee as a result of the gross negligence or willful misconduct of such indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

USA PATRIOT Act:	Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and otherwise comply therewith. Borrowers and Guarantors are hereby advised that this commitment is subject to satisfactory results of such verification.

Exhibit A-11

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York.

US Borrowers and US Guarantors, and Agent and Lenders, will submit to the non-exclusive jurisdiction and venue of the Bankruptcy Court, or in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the State, County and City of New York, borough of Manhattan and the other Borrower and Guarantors will submit to the non-exclusive jurisdiction and venue of any state or federal court of competent jurisdiction in the State, County and City of New York, borough of Manhattan.
Each term used but not defined in this Term Sheet shall have the meaning assigned to such term in the Commitment Letter, dated of even date herewith, from Wells Fargo to Constar International, Inc. which this Term Sheet is attached.
This Summary of Principal Terms and Conditions for the Credit Facility is not meant to be, nor shall it be construed as an attempt to describe all of the terms of the documentation, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain principal terms to be included in the Loan Documents. All references to Wells Fargo in this Term Sheet include its successors and assigns and Well Fargo may designate one of its affiliates to act in its place in any of the roles for which Wells Fargo is specified in the Term Sheet.

Exhibit A-12

EXHIBIT A-1
TO
TERM SHEET
Interest and Certain Fees

Interest Rate Options:	Borrowers may elect that Revolving Loans (other than Swingline Loans) bear interest at a rate per annum equal to (a) the Base Rate plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin. Swingline Loans will bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Exhibit A-2 to this Term Sheet.

“Base Rate” means the higher of (i) the rate of interest publicly announced by Wells Fargo Bank, National Association as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs, (ii) the three month Eurodollar Rate (which rate shall be determined on a daily basis), plus 1% or (iii) the federal funds effective rate from time to time plus .50%.

“Eurodollar Rate” means the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Agent) as the London interbank offered rate for deposits in US Dollars for a term comparable to the applicable period of one, two, or three months as selected by a Borrower (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates), and in each case subject to the reserve percentage prescribed by governmental authorities.

Unused Line Fee:	Borrowers shall pay to Agent, for the account of Lenders (to the extent and in accordance with the arrangements by and among Lenders) an unused line fee calculated at 0.50% per annum until the last day of the 3rd full month after closing and adjusted thereafter every 3 months to an amount equal to 0.50% per annum if the average outstanding Revolving Loans and LCs in any month are less than 50% of the Maximum Credit and 0.375% per annum if the average outstanding Revolving Loans and LCs in any month are equal to or greater than 50% of the Maximum Credit, payable monthly in arrears. Swingline Loans will not be considered in the calculation of the unused line fee.

Letter of Credit Fees:	Borrowers shall pay to (a) Agent, for the account of Lenders on the daily outstanding balance of LCs, a letter of credit fee calculated at a rate per annum based on the then Applicable Margin for Revolving Loans using the Eurodollar Rate and (b) to Issuing Bank, such fees as are agreed, in each case under clauses (a) and (b), payable monthly in arrears. In addition, Borrowers shall pay customary issuance, arranging and other fees of the Issuing Bank.

Exhibit A-1-1

Audit, Appraisal and Examination Fees:	Borrowers shall pay (a) a fee of $1,000 per day, per auditor, plus reasonable out-of-pocket expenses for each field examination of the Loan Parties performed by personnel employed by Agent, (b) if implemented, a fee of $1,000 per day, per applicable individual, plus reasonable out-of-pocket expenses for the establishment of electronic collateral reporting, and (c) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third persons to perform field examinations or quality of earnings analyses of Loan Parties, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess the Loan Parties’ business valuation.

Default Rate:	After an event of default, the applicable rates of interest and rate for letter of credit fees shall be increased , at Agent’s option, by 2% per annum above the highest pre-default rates. Such increased rate shall also be applicable to Revolving Loans and LCs outstanding in excess of the Borrowing Base, whether or not such excess(es) are permitted by Agent or any Lender at any time.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365/366 days, in the case of Revolving Loans for which the Base Rate is used), payable monthly in arrears as to interest, the unused line fee and the letter of credit fee referred to above.

Exhibit A-1-2

EXHIBIT A-2
TO
TERM SHEET

		Applicable Eurodollar Rate	Applicable
Tier	Quarterly Average Excess Availability	Margin	Base Rate Margin

1	Greater than an amount to be determined	2.75%	1.75%

2	Greater than or equal to an amount to be determined but less than an amount to be determined	3.00%	2.00%

3	Less than an amount to be determined	3.25%	2.25%
The Applicable Margin for the interest rates for the Credit Facility shall be the applicable percentage calculated based on the percentage set forth in Tier 2 of the chart above until the last day of the sixth full month after the Closing Date. The interest rates will be adjusted every three months thereafter based on the chart above.
The Applicable Margin shall be calculated and established once every three months, effective as of the first day of such three month period and shall remain in effect until adjusted thereafter at the end of the such three month period.
The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), (a) as to Revolving Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin as to Revolving Loans set forth above, and (b) as to Revolving Loans for which interest is calculated based on the Eurodollar Rate, the Applicable Eurodollar Rate Margin as to Revolving Loans set forth above, in each case determined if the Quarterly Average Excess Availability for the immediately preceding three month period is at or within the amounts indicated for such percentage as of the last day of the immediately preceding three month period.
The term “Quarterly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the excess availability of Borrowers for the immediately preceding three month period as calculated by Agent.

Exhibit A-2-1

EXHIBIT B
TO
TERM SHEET
Conditions Precedent to Initial Borrowings under the Credit Facility
The conditions precedent to the initial borrowings under the Credit Facility will consist of the Conditions Precedent to All Borrowings and those conditions precedent customarily required by Agent in similar financings, including, without limitation, the following:
(a)	Agent shall have received a certified copy of the order confirming the Plan in the Chapter 11 Cases (the “Confirmation Order”), which order shall be in form and substance satisfactory to Agent, entered by the Bankruptcy Court after due notice to all creditors and other parties-in-interest and as entered on the docket of the Clerk of such Bankruptcy Court, and there shall be no appeal or other contest or certiorari proceeding taken or pending with respect to such order and the time to appeal or contest such order shall have expired and such Confirmation Order shall be in full force and effect and shall not have been modified, reversed, stayed or vacated. Agent shall have received all information as to the amounts of significant administrative expenses, priority tax claims, and reclamation claims arising in the Chapter 11 Cases which are to be paid at closing or to the extent to remain outstanding after closing are in the amounts set forth in the projections received by Agent prior to the date hereof.
(b)	The Plan and any amendments thereto shall be in form and substance satisfactory to Agent. The Plan shall be substantially consummated and effective concurrently with the closing of the Credit Facility and all agreements and undertakings of the parties thereunder to be performed by such time shall have been satisfied and performed or waived in writing and the Confirmation Order shall be final, valid, subsisting and continuing and all conditions precedent to the effectiveness of the Plan shall have been fulfilled. No motion, action or proceeding shall be pending against a Borrower or Guarantor by any creditor or other party-in-interest in the Bankruptcy Court or any other court of competent jurisdiction which adversely affects or may reasonably be expected to adversely affect the Plan in any material respect, the post-consummation business of any Borrower or Guarantor in any material respect or the Credit Facility. Agent acknowledges that the Plan, and all amendments thereto, received by Agent prior to the date hereof are in form and substance reasonably satisfactory to it. The Plan Supplement (as defined in the Plan) and the documents contemplated thereby shall be in form and substance reasonably satisfactory to Agent.
(c)	Receipt by Agent of any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by Agent, in each case in form and substance satisfactory to Agent.

Agent will be satisfied that after giving pro forma effect to the Credit Facility and the transactions contemplated hereby, the consolidated pro forma adjusted EBITDA (defined in a manner satisfactory to the parties) of Borrowers and Guarantors will be at least $17,000,000 for the 12 months ended as of the most recent month end prior to the Closing Date if the most recent month end prior to such Closing Date is 30 days or more after such month end or for the second month end prior to such Closing Date if it is less than 30 days after such month end.

Exhibit B-1

(d)	Execution and delivery of all Loan Documents for the Credit Facility by the parties thereto, including the execution and delivery of the loan agreement by Lenders. Agent, for the benefit of itself, Lenders, Issuing Bank and bank product providers, shall hold perfected, first priority security interests in and liens (and as to the UK Borrower, first ranking fixed and floating charges) upon the Revolving Loan Priority Collateral and perfected, second priority security interests in and liens (and in the case of the UK Borrower, second ranking fixed and floating charges) upon the Term Loan Priority Collateral (subordinate only to the security interests and liens under the Term Facility), and Agent shall have received such evidence of the foregoing as it reasonably requires.

With respect to control agreements from depository banks where accounts are currently maintained, the failure to deliver such agreements, other than as to the principal concentration accounts, shall not be a condition of closing so long as Borrowers shall have used commercially reasonable efforts to obtain such agreements prior to closing and to the extent not delivered prior to closing, Agent shall receive the same within 30 days after the date of the closing (or such later date as Agent may thereafter agree).

With respect to lien waivers and access agreements from lessors of leased real property or operators of premises where inventory is located, the failure to deliver such agreements shall not be a condition of closing so long as Borrowers shall have used commercially reasonable efforts to obtain such agreements prior to closing and to the extent not delivered prior to closing thereafter. To the extent that Agent has not received an acceptable lien waiver and access agreement for a leased or third party location, it may establish a reserve in respect of amounts payable under the applicable lease or other agreement with such lessor or operator for up to three (3) months of such amounts. Such limitation on the reserve shall not apply after a default or event of default or upon a default under the applicable lease or other agreement.
(e)	Minimum opening Excess Availability at closing after the application of proceeds of the initial Loans and after provision for payment of all fees and expenses of the transaction, including any payments required to be made in connection with the consummation of the Plan, of not less than $10,000,000, or such lesser amount as may be acceptable to Agent in the event the Closing Date is prior to June 1, 2011. Agent shall have received an update of the existing field examinations of the business and collateral of Borrowers and Guarantors so as to obtain current results within 5 days prior to closing consistent with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of Borrowers and Guarantors (and including current agings of receivables, current perpetual inventory records and/or rollforwards of accounts and inventory through the date of closing, together with reasonable supporting documentation).
(f)	No material adverse change in the business, operations, profits or assets of Borrowers and Guarantors shall have occurred since November 30, 2010 (it being understood that the commencement of the Chapter 11 Cases, any defaults under agreements that have no effect under the terms of the Bankruptcy Code as a result of the commencement thereof, reduction in payment terms by suppliers, and reclamation claims shall not be deemed a material adverse change). No defaults or events of default on the Closing Date under any of the Loan Documents or on any other material debt or any material contract of Borrowers or Guarantors shall exist. Agent and Lenders shall have received the payment of all fees required to be paid hereunder or under the terms of any fee letter or commitment letter, or otherwise under the Loan Documents. There shall be no material misstatements in or omissions from the materials previously furnished to Agent by Borrowers and Guarantors. Arranger shall not become aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial information).

Exhibit B-2

EXHIBIT C
TO
TERM SHEET
Borrowing Base Availability as of 11/30/10

				Advance	Current
($000’s)	Gross	In-Eligibles	Eligible	Rate*	Available
					11/30/10
AR - U.S.	$21,454	$5,462	$15,992	85%	$13,593
AR - U.K.	13,144	1,469	11,675	85%	9,924
Inventory - U.S.	27,139	1,799	25,340	61%	15,343
Inventory - U.S. Other	5,089	0	5,089	18%	891
Inventory - U.K.	6,949	2,091	4,858	52%	2,515
Inventory - U.K. Other	1,956	0	1,956	24%	466

Total Revolver	$75,731	$10,821	$64,910		$42,733

Less: Rent Reserve US					$1,002
Less: Prescribed Part Reserve (U.K. Rent Reserve)					933

Net Available					$40,798

*	Advance rates are shown on a blended basis. Actual borrowing base will include separate advance rates on raw materials, finished goods, and other inventory. Rent reserves to be established as contemplated by the third paragraph of section (d) of Exhibit B to the Term Sheet.
Advance Rate Reconciliation to Appraisal dated 01/2011 (Collateral as of 11/30/10)

	As Per Appraisal			WFCF Application of Expenses Based on OLV
	Inventory				Net	Net	Advance Rate
	at Cost	OLV	OLV %	Expenses	OLV	OLV %	85%

Finished Goods-US	$14,490	$13,813	95.3%	$2,214	$11,599	80.0%	65.0%
Raw Materials-US	10,850	7,633	70.4%	1,181	6,452	59.5%	50.5%
Other-US(1)	5,089	1,213	23.8%	166	1,047	20.6%	17.5%
Finished Goods-UK	5,606	4,851	86.5%	986	3,865	68.9%	58.6%
Other-UK(1)	1,207	97	8.0%	18	79	6.5%	5.6%

Total	$37,242	$27,607	74.1%	$4,565	$23,042
Less: Liquidation Expenses		4,565	12.3%

Net OLV	$37,242	$23,042	61.9%
Adv. Rate (% NOLV)	85.0%	$19,586	52.6%

1.	Includes spare parts, pallets, PPV.

Exhibit C-1